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                                                                  Exhibit 5.1

                                  HALE AND DORR LLP
                                  Counsellors at Law

                     60 State Street, Boston, Massachusetts 02109
                           617-526-6000   FAX 617-526-5000


                                    June 30, 1998


Aztec Technology Partners, Inc.
52 Roland Street
Boston, Massachusetts 02129

     Re:  1998 Employee Stock Purchase Plan

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 1,000,000 shares of the Common Stock, $0.001 par value per share (the "Shares"), of Aztec Technology Partners, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1998 Employee Stock Purchase Plan (the "Plan").

     We have examined the Amended Certificate of Incorporation of the Company and the Amended By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal capacity of all individuals executing documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plan, to register and qualify the shares for sale under all applicable state securities or "Blue Sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law, and the federal laws of the United States of America.

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     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the shares of its Common Stock covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan against payment therefor, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                       Very truly yours,

                                       /s/ Hale and Dorr LLP

                                       HALE AND DORR LLP